Exhibit 10.2

December 20, 2016

Marie Thresher

c/o Merchants Bank

275 Kennedy Drive

South Burlington, VT 05403

Re: Equity Acceleration

Dear Marie:

As you know, Merchants Bancshares, Inc. (“Merchants”), the parent company of Merchants Bank, has agreed to merge with and into Community Bank System, Inc. (together with its subsidiaries and affiliates, “Community”).  In order to help mitigate the potential impact of Section 280G of the Internal Revenue Code, Merchants is pleased to offer you the following amendment concerning the terms of your equity with Merchants.

1.                                      Restricted Stock. You currently hold 3,182 unvested shares of Merchants’ common stock, which were granted to you pursuant to Merchants’ Amended and Restated 2008 Stock Incentive Plan (the “Plan”) and pursuant to one or more Restricted Stock Agreements (each, a “Restricted Stock Agreement”). Subject to your execution of this letter agreement and the terms herein, Merchants desires to amend each Restricted Stock Agreement so that the 3,182 unvested shares (the “Accelerated Shares”) become immediately fully vested on December 27, 2016 (“Equity Acceleration”).

2.                                      Repayment Condition.  If your employment with Merchants Bank is terminated for any reason prior to the earlier of the date of the closing of the merger of Merchants into Community (the “Closing Date”) or the original vesting date in the applicable Restricted Stock Agreement, you acknowledge and agree to pay Merchants, in cash, the amount recognized by you in the merger of Merchants into Community with respect to the Accelerated Shares (other than any such Accelerated Shares that would have become vested prior to the termination of your employment pursuant to their original terms), less applicable employment and income taxes.  You agree to make such payment within 90 days of the Closing Date.

3.                                      Transferability.  You acknowledge and agree not to sell, transfer, or otherwise dispose of the Accelerated Shares (other than the Accelerated Shares withheld to satisfy the applicable tax withholding in accordance with the terms of the Restricted Stock Agreement) in any manner, by operation of law or otherwise, until the earlier of (i) the Closing Date or (ii) the termination of your employment, if applicable.

4.                                      Governing Law; Interpretation.  This letter agreement will be interpreted and enforced under the laws of the State of Vermont, without regard to conflict of law principles.  In the event of any dispute, this letter agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or Merchants or the “drafter” of all or any portion of this letter agreement.

5.                                      Entire Agreement.  This letter agreement constitutes the entire agreement between you and Merchants.  This letter agreement supersedes any previous agreements or understandings between you and Merchants about this subject matter, except to the extent that any agreement is expressly preserved in this letter agreement.  This letter agreement may only be amended by a written amendment executed by Merchants and you.

6.                                      Counterparts.  This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered will be taken to be an original, but all of which together will constitute one and the same document.

* * * *

Please indicate your agreement to the terms of this letter agreement by signing as indicated below.

Very truly yours,

MERCHANTS BANCSHARES, INC.

		By:	/s/ Jeffrey L. Davis
		Title:	Chairman of the Board

Accepted and agreed to:

/s/ Marie Thresher
Marie Thresher

Date:	December 21, 2016